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                                                                      EXHIBIT 99

                          [WILLBROS GROUP, INC. LOGO]


                                             CONTACT: Michael W. Collier
NEWS RELEASE                                          Investor Relations Manager
                                                      Willbros USA, Inc.
FOR IMMEDIATE RELEASE                                 (713) 403-8016

                                                      Jack Lascar
                                                      Partner
                                                      DRG&E / (713) 529-6600


                    WILLBROS PROVIDES UPDATE ON THIRD QUARTER
                               AND FULL YEAR 2003

     o  ANNOUNCES CONFERENCE CALL FOR TUESDAY, OCTOBER 28, AT 9:00 A.M. ET
     o  ANNOUNCES THIRD QUARTER EARNINGS RELEASE FOR WEDNESDAY, NOVEMBER 5

        HOUSTON - OCTOBER 27, 2003 - Willbros Group, Inc. (NYSE: WG) announced today that, after a preliminary review of its financial results for the third quarter of 2003, it now expects to report a third quarter net loss in the range of $8.3 to $9.3 million or ($0.40) to ($0.45) per share, compared to its previous earnings per share expectations of $0.17 to $0.22 announced in its second quarter earnings release.

        The lower than expected financial results are due to continued weakness in the North American markets, additional costs associated with material delays in a U.S. project as a result of heavy rains in the Southeast, increased costs associated with the continued impact of social and political unrest outside North America and weather conditions and storms offshore West Africa. The combination of these factors resulted in reductions of $17-20 million in contract income and $12-14 million in net income from the Company's previous guidance for the third quarter.

        "During the third quarter, revenue was lower than anticipated because of market conditions. Furthermore, numerous projects that we expected to be offered for bid and/or to be awarded have been delayed," commented Michael F. Curran, President and Chief Executive Officer. "In North America, lower revenue levels, under-absorbed fixed costs, and additional costs on existing contracts negatively impacted contract income in the third quarter. In Nigeria, further strikes and work slow-downs due to social and political unrest and weather conditions and storms offshore West Africa
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resulted in margin reduction from our previous forecast. While we remain profitable in Nigeria, we did not achieve the level of contract income we had anticipated. We are disappointed in Willbros' preliminary third quarter results; however, we are encouraged by our recent significant contract awards and increasing backlog."

        As a result of the expected third quarter loss, contract margins achieved to date and continued worldwide delays in project bidding and awards, especially a $40 million reduction in our anticipated Latin American work, Willbros is revising its 2003 outlook. "Based on current information, we now expect our 2003 revenue to be in the range of $390 to $410 million and to post a loss for the year in the range of ($0.50) to ($0.55) per share," stated Warren
L. Williams, Senior Vice President and Chief Financial Officer.

        Mr. Curran added, "We also want to update you on the status of our ongoing negotiations with customers with respect to resolution of contract variations. We believe that we will finalize negotiations with one or more of these customers before the end of this year, which will result in a significant addition to both our operating results and our revised outlook for 2003 as presented today."

        Bidding activity has been improving recently and is now being complemented by an increasing pace of project awards. In addition to the $100 million in awards recently announced, the Company has also been awarded $40 million in new work in North America. This brings the total awards during the past seven weeks to approximately $140 million in new projects in West Africa, the Middle East and North America. Our competitive position remains strong and management believes the Company will continue to win its fair share of projects. As a result of the increase in recent project awards, the Company's backlog is expected to be approximately $215 million at the end of the third quarter, an improvement of over 30 per cent from the end of the second quarter.

        Mr. Curran stated, "We are pleased and encouraged by our recent awards, especially because our bidding strategy continues to be driven by pricing discipline. We believe that we are at the bottom of a very pronounced downturn in our business and we remain optimistic that our level of business and profitability will improve during 2004 and 2005, driven by the pent-up demand for pipeline engineering, construction and rehabilitation services worldwide."
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In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Tuesday, October 28, 2003, at 9:00 a.m. Eastern time (8:00 a.m. Central).

What:   Willbros Preliminary Third Quarter 2003 Results Conference Call

When:   Tuesday, October 28, 2003 - 9:00 a.m. Eastern Time

How: Live via phone - By dialing (303) 262-2175 and asking for the Willbros call 10 minutes prior to the start time, or live over the Internet by logging on to the web address below.

Where: http://www.willbros.com/ The web cast can be accessed from the home page. For those who cannot listen to the live call, a replay will be available through November 4, 2003, and may be accessed by calling (303) 590-3000 using pass code 557626. Also, an archive of the web cast will be available shortly after the call on www.willbros.com for a period of 12 months.

Willbros also announced today that it will release its third quarter 2003 results on Wednesday, November 5, 2003 after the market closes.

Willbros Group, Inc. is one of the leading independent contractors serving the oil, gas and power industries, providing construction, engineering and other specialty oilfield-related services to industry and government entities worldwide.


        This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including such things as future E&P capital expenditures, oil, gas, gas liquids and power prices and demand, the amount and location of planned pipelines, the effective tax rate of the different countries where the work is being conducted, development trends of the oil, gas and power industries, changes in the political and economic environment of the countries in which the Company has operations, as well as other risk factors described from time to time in the Company's documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

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